UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2021 (June 18, 2021)

KemPharm, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Warrant Exercise Inducement Letters and Issuance of Warrants

As previously reported, on January 26, 2021, KemPharm, Inc., a Delaware corporation (the “Company”), issued in a private placement warrants to purchase 7,944,430 shares of the Company’s common stock at an exercise price of $6.36 per share (the “Existing Warrants”) to certain holders of the Company’s warrants in exchange for the cash exercise by such holders of such warrants.

On June 18, 2021, the Company entered into warrant exercise inducement offer letters (“Inducement Letters”) with certain holders of Existing Warrants (collectively, the “Exercising Holders”) pursuant to which such holders agreed to exercise for cash their Existing Warrants to purchase 6,117,509 shares of the Company’s common stock in exchange for the Company’s agreement to issue new warrants (the “Inducement Warrants”) on substantially the same terms as the Existing Warrants, except as set forth in the following sentence, to purchase up to 1,529,379 shares of the Company’s common stock, which is equal to 25% of the number of shares of the Company’s common stock issued upon exercise of the Existing Warrants. The purchase price of the Inducement Warrants will be $0.125 per share underlying each Inducement Warrant, and the Inducement Warrants will have an exercise price of $16.50 per share. The Company expects to receive aggregate gross proceeds of approximately $39.1 million from the exercise of the Existing Warrants by the Exercising Holders and the sale of the Inducement Warrants. The Company has engaged Roth Capital Partners, LLC (“Roth”) as its exclusive placement agent in connection with these transactions and will pay Roth a fee equal to 6% of its gross proceeds from the exercise of the Existing Warrants by the Exercising Holders and the sale of the Inducement Warrants.

The Company also agreed to file a registration statement covering the resale of the shares of the Company’s common stock issued or issuable upon the exercise of the Inducement Warrants no later than 10 calendar days following the date of the Inducement Letters.

Inducement Warrant Terms

The following summary of certain terms and provisions of the Inducement Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Inducement Warrants, the form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The following description of the Inducement Warrants is qualified in its entirety by reference to such exhibit.

Duration and Exercise Price

The Inducement Warrants are exercisable from and after the date of their issuance and expire on December 31, 2026, at an exercise price per share of common stock equal to $16.50 per share. The holder of an Inducement Warrant will not be deemed a holder of the underlying common stock until the Inducement Warrant is exercised. No fractional shares of common stock will be issued in connection with the exercise of the Inducement Warrants. Instead, for any such fractional share that would have otherwise been issued upon exercise of an Inducement Warrant, the Company will round such fraction up to the next whole share.

Exercisability

The Inducement Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice, provided that payment in full for the number of shares of the Company’s common stock purchased upon such exercise is delivered to the Company in accordance with the terms of the Inducement Warrants (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Inducement Warrant to the extent that the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would own more than 4.99% (or, upon election by a holder prior to the issuance of its Inducement Warrants, 9.99%) of the Company’s outstanding common stock immediately after exercise.

Cashless Exercise

If, at the time a holder exercises its Inducement Warrants, a registration statement registering the issuance of the shares of common stock underlying such Inducement Warrant under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Inducement Warrants.

Right as a Stockholder

Except as otherwise provided in the Inducement Warrants or by virtue of such holder’s ownership of shares of the Company’s common stock, the holders of the Inducement Warrants do not have the rights or privileges of holders of common stock with respect to the shares of common stock underlying the Inducement Warrants, including any voting rights, until they exercise their Inducement Warrants. The Inducement Warrants provide that holders have the right to participate in distributions or dividends paid on the Company’s common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Inducement Warrants and generally including any reorganization, recapitalization or reclassification of the Company’s common stock, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the Company’s consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding common stock, the holders of the Inducement Warrants will be entitled to receive upon exercise of the Inducement Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Inducement Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by the Company’s board of directors, the holders of the Inducement Warrants have the right to require the Company or a successor entity to redeem the

Inducement Warrants for cash in the amount of the Black Scholes value of the unexercised portion of the Inducement Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by the Company’s board of directors, the holders of the Inducement Warrants have the right to require the Company or a successor entity to redeem the Inducement Warrants in the amount of the Black Scholes value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction payable in the form of consideration paid to the holders of common stock in such fundamental transaction.

The foregoing description of the Inducement Letters and form of Inducement Warrant does not purport to be complete and is qualified in its entirety by reference to the form Inducement Warrant and forms of Inducement Letter, copies of which are filed herewith as Exhibits 4.1 and Exhibit 10.1, respectively, and incorporated herein by reference. For further discussion of the terms of the Existing Warrants, see the Company’s Current Report on Form 8-K, filed with the SEC on January 26, 2021 which portions describing the Existing Warrants are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Inducement Warrants and the shares of the Company’s common stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02. The Inducement Warrants were issued in reliance upon an exemption from registration pursuant to 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 3.03	Material Modifications to Rights of Security Holders.

The disclosure set forth under Item 1.01 is incorporated herein by reference into this Item 3.03 in its entirety.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 22, 2021, the Company filed with the Secretary of State of the State of Delaware: (i) a Certificate of Elimination of Series A Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 9,578 shares designated as Series A Convertible Preferred Stock; (ii) a Certificate of Elimination of Series B-1 Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 1,576 shares designated as Series B-1 Convertible Preferred Stock; and (iii) a Certificate of Elimination of Series B-2 Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 27,000 shares designated as Series B-2 Convertible Preferred Stock.

Copies of the Certificate of Elimination of Series A Convertible Preferred Stock, the Certificate of Elimination of Series B-1 Convertible Preferred Stock and the Certificate of Elimination of Series B-2 Convertible Preferred Stock are filed herewith as Exhibits 3.1, 3.2 and 3.3, respectively, and are incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

3.2	Certificate of Elimination of Series B-1 Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

3.3	Certificate of Elimination of Series B-2 Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

4.1	Form of Inducement Warrant

10.1	Form of Inducement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KemPharm, Inc.

Date: June 23, 2021	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer